Exhibit 99.6

October 25, 2012

Board of Directors

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of
DigitalGlobe, Inc., filed October 25, 2012 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 22, 2012 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than DigitalGlobe, Inc. (“DigitalGlobe”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of GeoEye, Inc. (the “Company”) of the Aggregate Consideration (as defined in our Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 22, 2012, by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., a wholly owned subsidiary of DigitalGlobe, and WorldView, LLC, a wholly owned subsidiary of DigitalGlobe, and the Company.

Our Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined it necessary to include our Opinion Letter in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors — GeoEye Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger” and “The Merger — Opinions of GeoEye’s Financial Advisors — Opinion of Goldman Sachs” and to the inclusion of our Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)